Filed Pursuant to Rule 433 Registration Statement No. 333-227001

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Pricing Supplement
Dated September 3, 2021
to the Product Prospectus Supplement No. ERN-ES-1 Dated October 18, 2018, the Prospectus Supplement Dated September 7, 2018 and the Prospectus, Dated September 7, 2018
$_________ Notes Linked to Raymond James Securities Selections, due September 21, 2023 Royal Bank of Canada

Royal Bank of Canada is offering notes (the “Notes”) linked to an equally-weighted basket (the “Basket”) of 40 equity securities (each, a “Reference Stock”) selected by Raymond James & Associates, Inc. (“Raymond James”). The Reference Stocks are listed in the “Summary” section below.
The CUSIP number for the Notes is 78013GY33. The ISIN for the Notes is US78013GY338.
The Notes may pay quarterly interest, as described in this document. The amount of any interest to be paid on the Notes will not be fixed, and will depend on the total dividends on the Reference Stocks during the preceding Interest Calculation Period (as defined below).
Any payments on the Notes are subject to our credit risk. The Notes will not be listed on any securities exchange.
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the Notes. The Participation Rate is 96.60%. You may lose all or a portion of the principal amount of your Notes at maturity if the Basket Level Percentage (as defined below) is not at least approximately 103.52%, as described in more detail below. Please see the discussion below for more complete information about how the payment at maturity will be determined.
Issue Date: September 22, 2021
Maturity Date: September 21, 2023
Investing in the Notes involves a number of risks.  See “Selected Risk Considerations” beginning on page P-8 of this pricing supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement and on page S-1 of the prospectus supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.  The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$___
Underwriting discounts and commissions(1)	2.00%	$___
Proceeds to Royal Bank of Canada	98.00%	$___
(1) RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, will receive a commission of approximately $20.00 per $1,000 in principal amount of the Notes, and will use a portion of that commission to allow selling concessions to Raymond James of up to approximately $20.00 per $1,000 in principal amount of the Notes.  In addition, RBCCM will pay to Raymond James a structuring fee of up to 0.70% of the principal amount of the Notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The initial estimated value of the Notes as of the Trade Date is expected to be between $924.70 and $964.70 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Underwriter:	RBC Capital Markets, LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	September 17, 2021
Issue Date:	September 22, 2021
Valuation Date:	September 18, 2023
Maturity Date:	September 21, 2023, subject to extension for market and other disruptions, as described below and in the product prospectus supplement.
Reference Asset:	A Basket consisting of the 40 Reference Stocks set forth in the table below. We refer to the issuer of each Reference Stock as a “Reference Stock Issuer.”
Payment at Maturity (if held to maturity):
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket. The Redemption Amount will equal the product of (a) $1,000, (b) the Basket Level Percentage and (c) the Participation Rate.
As discussed in more detail below, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the Notes.

Reference Stock Weighting:	For each Reference Stock, 1/40th
Reference Stock Performance:
The Reference Stock Performance will measure the change in value of each Reference Stock over the term of the Notes.
For each Reference Stock, the Reference Stock Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Weighted Reference Stock Performance:	For each Reference Stock, the product of (a) its Reference Stock Performance and (b) the Reference Stock Weighting.
Participation Rate:
96.60%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount per $1,000 in principal amount of the Notes that exceeds the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts. See “Hypothetical Returns” below.

Basket Level Percentage:	The sum of the Weighted Reference Stock Performances.

P-2	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Initial Share Price:	For each Reference Stock, its closing price on the Trade Date, as determined by the Calculation Agent:
Reference Stock	Ticker	Initial Share Price	Reference Stock	Ticker	Initial Share Price
Advance Auto Parts, Inc.	AAP	$	Medtronic PLC	MDT	$
Arbor Reality Trust, Inc.	ABR	$	Marathon Petroleum Corporation	MPC	$
Aflac Incorporated	AFL	$	National Retail Properties, Inc.	NNN	$
Banner Corporation	BANR	$	New Residential Investment Corp.	NRZ	$
Bristol-Myers Squibb Company	BMY	$	Old Republic International Corporation	ORI	$
Chubb Limited	CB	$	PacWest Bancorp	PACW	$
Cigna Corporation	CI	$	PACCAR Inc	PCAR	$
Comerica Incorporated	CMA	$	Polaris Inc.	PII	$
ConocoPhillips	COP	$	QUALCOMM Incorporated	QCOM	$
Cisco Systems, Inc.	CSCO	$	Starwood Property Trust, Inc.	STWD	$
CVS Health Corporation	CVS	$	Telephone and Data Systems, Inc.	TDS	$
Darden Restaurants, Inc.	DRI	$	Texas Instruments Incorporated	TXN	$
EOG Resources, Inc.	EOG	$	Texas Roadhouse, Inc.	TXRH	$
Enterprise Products Partners L.P.	EPD	$	Union Pacific Corporation	UNP	$
Huntington Bancshares Incorporated	HBAN	$	United Parcel Service, Inc.	UPS	$
Hewlett Packard Enterprise Company	HPE	$	VICI Properties Inc.	VICI	$
Hancock Whitney Corporation	HWC	$	Welltower Inc.	WELL	$
Johnson & Johnson	JNJ	$	Walmart Inc.	WMT	$
Leggett & Platt, Incorporated	LEG	$	Wintrust Financial Corporation	WTFC	$
Microchip Technology Incorporated	MCHP	$	Zions Bancorporation, National Association	ZION	$
Final Share Price:	For each Reference Stock, the closing price on the Valuation Date.
Interest Calculation Dates:	Quarterly, on December 17, 2021, March 17, 2022, June 17, 2022, September 19, 2022, December 19, 2022, March 17, 2023, June 19, 2023 and the Valuation Date.
Interest Payment Dates:	Quarterly, on December 22, 2021, March 22, 2022, June 22, 2022, September 22, 2022, December 22, 2022, March 22, 2023, June 22, 2023 and the Maturity Date.

P-3	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Calculation of Interest Payments:
The amount of each interest payment, if any, will depend upon the amount of dividends on each Reference Stock calculated during the Interest Calculation Period (as defined below) preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Stocks multiplied by (b) the Participation Rate.

Interest Calculation Period:
The period from, and excluding the Interest Calculation Date of the prior Interest Calculation Period, to and including, the Interest Calculation Date of the current Interest Calculation Period, provided that the first Interest Calculation Period shall commence on and exclude the Trade Date and the last Interest Calculation Period shall end on and include the Final Valuation Date.

Dividend Amount:
For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Stock Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends) per share of the Reference Stock declared by the applicable Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, determined as described in more detail in the section below, “Description of the Notes — Interest Payments.” As to each Reference Stock Issuer that is organized (or becomes reorganized) outside of the U.S., the applicable Dividend Amount may be reduced as described in the section below, “Description of the Notes—Interest Payments—Dividend Amount.”

Calculation Agent:	RBC Capital Markets, LLC, our wholly-owned subsidiary (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid contingent income-bearing cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes. References in that section of the product supplement to Morrison & Foerster LLP shall be deemed to refer to Ashurst LLP.

Distribution:
The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor. Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus).

P-4	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the captions “Description of the Notes” below and “General Terms of the Notes” in the product prospectus supplement.

The Trade Date and the Valuation Date for any Reference Stock, as well as the maturity date, are subject to postponement if a market disruption event occurs with respect to an applicable Reference Stock, as described in the product prospectus supplement. The Trade Date and the issue date of the Notes are subject to change. The actual Trade Date, issue date, interest payment dates, interest calculation dates, Valuation Date and maturity date for the Notes will be set forth in the final pricing supplement relating to the Notes.

P-5	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 7, 2018, as supplemented by the prospectus supplement dated September 7, 2018 and the product prospectus supplement dated October 18, 2018, relating to our Senior Global Medium-Term Notes, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
Prospectus Supplement dated September 7, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
Product Prospectus Supplement ERN-ES-1 dated October 18, 2018:
https://www.sec.gov/Archives/edgar/data/1000275/000114036118040853/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-6	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
HYPOTHETICAL RETURNS
The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 96.60%. This table does not reflect any interest that may be paid on the Notes.
Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,352.40	35.24%
130.00%	$1,255.80	25.58%
120.00%	$1,159.20	15.92%
110.00%	$1,062.60	6.26%
103.52% (1)	$1,000.00	0.00%
100.00%(2)	$966.00	-3.40%
90.00%	$869.40	-13.06%
80.00%	$772.80	-22.72%
70.00%	$676.20	-32.38%
60.00%	$579.60	-42.04%
30.00%	$289.80	-71.02%
0.00%	$0.00	-100.00%
(1) For you to receive a Redemption Amount greater than the principal amount of the Notes, the Basket Level Percentage must be greater than approximately 103.52% due to the effect of the Participation Rate being only 96.60%.
(2) If the Basket Level Percentage is not at least approximately 103.52%, you will lose some or all of the principal amount of the Notes.
Please see the sections below, “Additional Risk Factors—General Risks Relating to the Terms of the Notes—You May Lose Some or All of the Principal Amount at Maturity” and “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes.”

P-7	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement and the prospectus supplement. In addition to the risks described in the product prospectus supplement and the prospectus supplement, you should consider the following:
General Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity –– The Notes do not guarantee any return of principal. The amount payable on the Notes at maturity will depend on the performance of each of the Reference Stocks, and may be less, and possibly significantly less, than your initial investment. If the prices of some or all of the Reference Stocks decrease, the payment at maturity may be less than the principal amount. In addition, because the Participation Rate is only 96.60%, the Basket Level Percentage must exceed approximately 103.52% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the Notes. You may incur a loss, even if the Basket Level Percentage is greater than 100% (but less than approximately 103.52%). Please also see “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes.”

•
The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity –– There may be no periodic interest payments on the Notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each interest payment, if any, will depend upon the Dividend Amount of each Reference Stock during the Interest Calculation Period preceding each interest payment date, as adjusted by the Participation Rate. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return on the Notes –– Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the Notes will not reflect the full performance of the Reference Stocks. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Stocks were purchased and held for a similar period. The Basket Level Percentage must be at least approximately 103.52% for the Redemption Amount to exceed the principal amount. In addition, because the Participation Rate is less than 100%, the interest payments you receive on the Notes will be less than the applicable Dividend Amounts.

•
Any Increase in the Price of One or More Reference Stocks May Be Offset by Decreases in the Price of One or More Other Reference Stocks –– The price of one or more of the Reference Stocks may increase while the price of one or more of the other Reference Stocks decreases.  Therefore, in determining the value of the Basket at any time, including on the Valuation Date, increases in the price of one Reference Stock may be moderated, or wholly offset, by decreases in the price of one or more other Reference Stocks.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes –– The Notes are our unsecured debt securities. As a result, your receipt of any amounts due on the Notes is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of the Basket increases after the Trade Date. No assurance can be given as to what our financial condition will be at maturity of the Notes.

•
Owning the Notes Is Not the Same as Owning the Reference Stocks –– The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For example, although certain dividends on the Reference Stocks will be reflected in the interest payments on the Notes, they will be subject to and reduced by the Participation Rate and based upon the "Net Percentage" and other amounts set forth below; accordingly, an investment in the Notes may return less than an actual investment in the Reference Stocks. As an

P-8	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, one or more of the Reference Stocks may appreciate during the term of the Notes, and, due to the Participation Rate, you will not fully participate in such appreciation.
•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments –– The payments on the Notes are subject to adjustment as described in this document. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Description of the Notes—Market Disruption Events” below.

•
Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors –– The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position that such interest payments constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes based on the amount that may be paid at maturity, and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income (in addition to the interest payments) on a current basis. The outcome of this process is uncertain and could apply on a retroactive basis.
Moreover, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the Notes to any such investor.  Investors purchasing a Note will be required to certify their status as a United States person for U.S. federal income tax purposes by providing a duly completed and executed Internal Revenue Service Form W-9.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences—United States Taxation” in the accompanying prospectus and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.  You should consult your tax advisor about your own tax situation.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses –– There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of ours may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•	The Market Value of the Notes May Be Influenced by Many Unpredictable Factors –– The following factors, many of which are beyond our control, may influence the market value of the Notes:
•	the market prices of the Reference Stocks;
•	the dividend yields of the Reference Stocks;
•	economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally, and which may affect the values of the Reference Stocks; and

P-9	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
•	interest rates in the market.
These factors may influence the market value of your Notes if you sell your Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than your initial investment.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public –– The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, structuring fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, structuring fee and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See "Structuring the Notes" below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Additional Risks Relating to the Reference Stocks
•
The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return –– The performance of the Reference Stocks may be less than the performance of the equities markets generally, and less than the performance of the economic sectors represented by the Reference Stocks, or other securities in which you may choose to invest.  Although Raymond James may have expressed a positive view as to one or more of the Reference Stocks prior to the Trade Date, its views may have changed significantly prior to the Trade Date or may change significantly during the term of the Notes.  In addition, any positive views of Raymond James’ research division is separate and apart from the offering of these Notes, and does not constitute investment advice.  Our offering of the Notes does not constitute our recommendation or the recommendation of ours, Raymond James, or our respective affiliates to invest in the Notes or in the Reference Stocks.

•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — CB is organized in Switzerland, and MDT is organized in Ireland.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities may be more volatile than U.S. securities, and market

P-10	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
developments may affect non-U.S. securities differently from the U.S. securities.  Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.
Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
•
The Reference Stocks Are Concentrated in a Limited Number of Sectors — The Reference Stocks are concentrated in specific economic sectors, most importantly, financial services (including insurance products and services) and real estate investment.  Accordingly, an investment in the Notes is subject to the specific risks that generally relate to companies that operate in those sectors.  The return on the Notes may be less than the return that would be represented by a more diversified group of equity securities.

•
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Reference Stocks at Maturity –– Investing in the Notes will not make you a holder of any of the Reference Stocks.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts, as adjusted by the Participation Rate, are reflected in the interest payments on the Notes) or any other rights with respect to any of these securities.

•
Changes That Affect a Reference Stock May Affect the Market Value of the Notes and the Amount You Will Receive at Maturity –– Changes affecting a Reference Stock or a Reference Stock Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Stock and therefore could affect the amount payable on your Notes at maturity and the market value of the Notes prior to maturity.  If these events occur, the Calculation Agent may, for example, adjust the applicable Initial Share Price.  See “Description of the Notes—Anti-Dilution Adjustments.”

•
No Reference Stock Issuer Will Have any Role or Responsibilities with Respect to the Notes –– None of the Reference Stock Issuers will have authorized or approved the Notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Stocks or the Notes.  No such company will receive any of the proceeds from any offering of the Notes.  No Reference Stock Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

•
Neither We Nor Raymond James Control Any Reference Stock Issuer and Neither We Nor Raymond James Are Responsible for Any Disclosure Made by Any Other Company –– Neither we nor Raymond James nor any of our respective affiliates have the ability to control the actions of any Reference Stock Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Stock.  Neither we nor Raymond James are responsible for any other issuer’s public disclosure of information on itself or any Reference Stock, whether contained in SEC filings or otherwise.  Neither we nor Raymond James will perform any due diligence procedures with respect to the Reference Stock Issuers.  You should make your own investigation into the Reference Stock Issuers.

•
The Historical Performance of the Reference Stocks Should Not Be Taken as an Indication of Their Future Performance –– The Final Share Prices of the Reference Stocks will be used to determine the Redemption Amount.  The historical performance of the Reference Stocks does not necessarily give an indication of their future

P-11	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
performance.  As a result, it is impossible to predict whether the prices of the Reference Stocks will rise or fall during the term of the Notes.  The prices of the Reference Stocks will be influenced by complex and interrelated political, economic, financial and other factors.
Holders of the Reference Stocks are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available.  Although dividends and distributions on one or more of the Reference Stocks may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Reference Stocks during the term of the Notes may be zero or minimal, resulting in interest payments on the Notes for one or more quarterly interest periods that is less than other interest-bearing instruments in which you could invest. In addition, the Dividend Amount relating to one or more Reference Stocks may be reduced under certain circumstances as set forth in the section “Description of the Notes—Interest Payments—Dividend Amounts,” to reflect certain withholding taxes and other deductions.
•
You Will Have Limited Anti-Dilution Protection with Respect to the Reference Stocks –– The Calculation Agent will adjust the Initial Share Price of a Reference Stock for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-Dilution Adjustments” below, and in the product prospectus supplement.  The Calculation Agent will not be required to make an adjustment for every corporate event that may affect a Reference Stock.  For example, the Calculation Agent will not make any adjustments for events such as an offering by a Reference Stock Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Stock, and adversely affect the value of the Notes.

Risks Relating to Conflicts of Interest
•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks –– In the ordinary course of their business, RBCCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Stock, and may do so in the future.  These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Stocks from multiple sources, and you should not rely solely on views expressed by us, Raymond James or our respective affiliates.

•
Our Trading and Other Transactions Relating to the Reference Stocks, Futures, Options or Other Derivative Products May Adversely Affect the Market Value of the Notes –– As described below under “Use of Proceeds and Hedging” in the product prospectus supplement, we or our affiliates may hedge our obligations under the Notes by purchasing or selling the Reference Stocks, futures or options relating to the Reference Stocks, or other derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Stocks, and therefore, the market value of the Notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the Notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Reference Stocks and, therefore, the market value of the Notes.  We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  By introducing competing products into the marketplace in this manner, we, Raymond James or one or more of our respective affiliates could adversely affect the market value of the Notes.

P-12	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
•
Our Business Activities and the Business Activities of Our Affiliates May Create Conflicts of Interest –– As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, Raymond James and our respective affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the Reference Stock Issuers, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  In providing these services, we or Raymond James may obtain confidential information about the Reference Stock Issuers, and we will be under no obligation to share this information with you.  These activities may present a conflict between our, Raymond James or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we, Raymond James and our respective affiliates have published, and in the future expect to publish, research reports and other materials with respect to most or even all of the Reference Stocks.  Our views are modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Even if one of our affiliates or Raymond James expresses a negative opinion about one or more of the Reference Stocks, or if market conditions change, the composition of the Basket will not change during the term of the Notes (except under the limited circumstances described below).  Any of these activities by us, Raymond James or one or more of our respective affiliates may affect the prices of the Reference Stocks and, therefore, the market value of the Notes.

•
As Calculation Agent, RBCCM Will Have the Authority to Make Determinations That Could Affect the Value of the Notes and the Payment at Maturity –– As Calculation Agent for your Notes, RBCCM will have discretion in making various determinations that affect your Notes, including determining the Initial Share Prices, the Final Share Prices, the Basket Level Percentage, the Redemption Amount, the amounts of any interest payments on the Notes, and whether any market disruption event has occurred.  The Calculation Agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Stock Issuer may undertake.  The exercise of this discretion by RBCCM could adversely affect the value of your Notes and may present RBCCM, which is our wholly-owned subsidiary, with a conflict of interest.

P-13	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
DESCRIPTION OF THE NOTES
Composition of the Basket
Each Reference Stock will be assigned a weighting (each, a “Reference Stock Weighting”) so that each Reference Stock represents a specified portion of the value of the Basket on the Trade Date.  The Reference Stock Weighting for each Reference Stock is 1/40th.
Payment at Maturity
The amount that you will receive at maturity for each $1,000 in principal amount of the Notes (the “Redemption Amount”) will depend upon the performance of the Basket.  The Redemption Amount will equal:
($1,000 × the Basket Level Percentage x the Participation Rate)
Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Stock Performances.
Weighted Reference Stock Performance. For each Reference Stock, the product of (a) its Reference Stock Performance and (b) its Reference Stock Weighting.
Reference Stock Performance. The Reference Stock Performance will measure the change in value of each Reference Stock over the term of the Notes. For each Reference Stock, the Reference Stock Performance will equal (a) the applicable Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.
Initial Share Price. For each Reference Stock, the “Initial Share Price” will be its closing price on the Trade Date, as determined by the Calculation Agent.
Final Share Price. For each Reference Stock, its closing price on the Valuation Date, as determined by the Calculation Agent.
Interest Payments
We may make periodic interest payments on the Notes.  The amount of each interest payment, if any, will depend upon the amount of dividends on each Reference Stock calculated during the Interest Calculation Period preceding each interest payment date, and will equal, for each $1,000 in principal amount, (a) the sum of the Dividend Amounts for each of the Reference Stocks multiplied by (b) the Participation Rate.
The first Interest Calculation Period will commence on and exclude the Trade Date and end on and include the first Interest Calculation Date. Each subsequent Interest Calculation Period will begin on the trading day following an Interest Calculation Date and end on the next Interest Calculation Date.  The final Interest Calculation Date will occur on the Valuation Date.
Interest will be paid on the Interest Payment Dates set forth in “Key Terms of the Notes.” Interest will be payable to holders of record on the business day before each Interest Payment Date. However, the final interest payment will be paid to the holders entitled to the payment at maturity. If an interest payment date falls on a day other than a business day, interest will be paid on the next succeeding business day, and no additional interest will accrue as a result of that postponement.

P-14	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Dividend Amount.  For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Share Price multiplied by (b) the applicable Reference Stock Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends and extraordinary dividends where a holder of the Reference Share has the option to receive additional shares or cash in lieu thereof) per share of Reference Stock declared by the applicable Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Interest Calculation Period, as determined by the Calculation Agent.
If any Dividend Amount announced and/or declared by the relevant Reference Stock Issuer is not paid as so announced or declared, or is paid in a smaller amount, the Calculation Agent shall make such adjustments to the interest payments as shall be necessary to reflect the actual amount received by holders of the Reference Stocks.
For any Reference Stock that is organized, or becomes reorganized, outside of the U.S., each Dividend Amount will be reduced by (a) a “Net Percentage” and/or (b) the calculation agent’s reasonable estimate of any issuance fee that would apply to a hypothetical U.S. holder of its shares, which such issuance fee we do not expect to exceed 12% of the amount of the relevant dividend).  These reductions are designed to reflect the approximate net portion of a dividend that a hypothetical holder of shares of that Reference Stock would receive after giving effect to applicable withholding taxes of the relevant jurisdiction and any issuance fees.  However, there can be no assurance that these reductions would reflect the actual amounts received by any holder of shares of that Reference Stock.  The Net Percentage will be determined and/or redetermined by the Calculation Agent during the term of the Notes. As of the date of this pricing supplement, the Net Percentage as to CH and MDT are up to 35% and up to 25%, respectively.
Trading Day. When we refer to a trading day with respect to any Reference Stock, we mean a day on which the principal trading market for that Reference Stock is open for trading, as determined by the Calculation Agent.
Valuation Date
The scheduled Valuation Date is set forth above.  If the Valuation Date is not a trading day as to any Reference Stock, that Valuation Date will be postponed as to that Reference Stock to the next trading day.  If the Calculation Agent determines that a market disruption event occurs or is continuing on the Valuation Date, the Final Share Price of the applicable Reference Stock or Reference Stocks will be determined according to the calculation in “— Market Disruption Events” below.
Maturity Date
The maturity date will be September 21, 2023, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the Valuation Date may be postponed, as provided in the prior paragraph. However, no interest will be payable as a result of that postponement.
Market Disruption Events
If a market disruption event occurs or is continuing on the Valuation Date as to any Reference Stock, its Final Share Price will equal its closing price on the first trading day following the Valuation Date on which the Calculation Agent determines that a market disruption event is not continuing.  If a market disruption event as to that Reference Stock occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, its Final Share Price will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Share Price that would have prevailed in the absence of the market disruption event.  If the Valuation Date is postponed as a result of a market disruption event, the maturity date of the Notes will be postponed by the same number of business days.

P-15	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Anti-Dilution Adjustments
For any Reference Stock, the Calculation Agent will adjust the Initial Share Price if certain events occur with respect to that Reference Stock, as described in the product prospectus supplement.  However, no adjustments will be made as a result of an “extraordinary dividend,” as such dividends will be reflected in the applicable “Dividend Amount,” as described above.
Default Amount on Acceleration
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the Calculation Agent and will be an amount in cash per $1,000 in principal amount of the Notes equal to the Redemption Amount, calculated as if the date of acceleration were the Valuation Date.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the prices of the Reference Stocks, the Redemption Amount, the Dividend Amounts of the Reference Stocks, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your Notes.  Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the Calculation Agent.

P-16	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
THE REFERENCE STOCKS
Companies with securities registered under the Exchange Act, such as the Reference Stock Issuers, are required to file periodically financial and other information specified by the SEC.  Information filed with the SEC can be obtained through the SEC’s website at http://www.sec.gov.
Information on that website is not included or incorporated by reference in this pricing supplement.
This pricing supplement relates only to the Notes offered hereby and does not relate to any Reference Stocks or other securities of any Reference Stock Issuer.  We derived all disclosures in this pricing supplement regarding the Reference Stock Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Stock Issuer.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Stock Issuer is current, accurate or complete.  None of those documents shall be deemed to be incorporated by reference into this pricing supplement.
The composition of the Basket and the identity of the Reference Stocks were selected by Raymond James.  None of us, Raymond James or any of our respective affiliates endorses those stocks in connection with this offering, and none of those entities makes any representation as to the performance of any Reference Stock or the Basket.
Investors should review recent prices of the Reference Stocks prior to making an investment decision with respect to the Notes.
Advance Auto Parts, Inc. (AAP)
Advance Auto Parts, Inc. is an automotive aftermarket parts provider that serves commercial and do-it-yourself customers, as well as independently owned operators. The company operates stores in the United States, Canada, Puerto Rico, and the Virgin Islands.
The company’s common stock is listed on the New York Stock Exchange (the "NYSE") under the ticker symbol “AAP.”
Arbor Reality Trust, Inc. (ABR)
Arbor Realty Trust, Inc. is a specialized real estate finance company.  The company invests in real estate-related bridge and mezzanine loans, preferred equity and, in limited cases, discounted mortgage notes and other real estate related assets.
The company’s common stock is listed on the NYSE under the ticker symbol “ABR.”
Aflac Incorporated (AFL)
Aflac, Inc., through its subsidiaries, provides supplemental insurance to individuals in the United States and Japan. The company's products include accident and disability, cancer expense, short-term disability, sickness and hospital indemnity, hospital intensive care, and fixed-benefit dental plans.
The company’s common stock is listed on the NYSE under the ticker symbol “AFL.”

P-17	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Banner Corporation (BANR)
Banner Corporation is engaged in the business of planning, directing, and coordinating the business activities of its subsidiary banks. The company offers a wide variety of commercial banking services and financial products to individuals, businesses, and public sector entities.
The company’s common stock is listed on the Nasdaq Stock Market (the "Nasdaq") under the ticker symbol “BANR."
Bristol-Myers Squibb Company (BMY)
Bristol-Myers Squibb Company develops, licenses, manufactures, markets, and sells pharmaceutical and nutritional products. The company focuses on products and experimental therapies which address cancer, heart disease, HIV and AIDS, diabetes, rheumatoid arthritis, hepatitis, organ transplant rejection, and psychiatric disorders.
The company’s common stock is listed on the NYSE under the ticker symbol “BMY.”
Chubb Limited (CB)
Chubb Limited is a property and casualty insurance company. The company provides commercial and personal property, casualty, and personal accident and supplemental health insurance, reinsurance, and life insurance to a diverse group of clients.
The company’s common stock is listed on the NYSE under the ticker symbol "CB.”
Cigna Corporation (CI)
Cigna Corporation is an insurance company. The company offers life, accident, disability, supplemental, Medicare, and dental insurance products and services.
The company’s common stock is listed on the NYSE under the ticker symbol “CI.”
Comerica Incorporated (CMA)
Comerica Incorporated is the holding company for business, individual, and investment banks with operations in the United States, Canada, and Mexico. The company's subsidiaries provide services such as corporate banking, international finance, treasury management, community and private banking, small business and individual lending, investment services, and institutional trust.
The company’s common stock is listed on the NYSE under the ticker symbol “CMA.”
ConocoPhillips (“COP”)
ConocoPhillips explores for, produces, transports, and markets crude oil, natural gas, natural gas liquids, liquefied natural gas, and bitumen.
The company’s common stock is listed on the NYSE under the ticker symbol “COP.”

P-18	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Cisco Systems, Inc. (CSCO)
Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol based networking and other products related to the communications and information technology industry.  The company provides infrastructure platforms, including networking technologies of switching, routing, wireless, and data center products that are designed to work together to deliver networking capabilities, and transport and/or store data.
The company’s common stock is listed on the Nasdaq under the ticker symbol "CSCO.”
CVS Health Corporation (CVS)
CVS Health Corporation is an integrated pharmacy health care provider. The company's offerings include pharmacy benefit management services, mail order, retail and specialty pharmacy, disease management programs, and retail clinics. The company operates drugstores throughout the U.S. and Puerto Rico.
The company’s common stock is listed on the NYSE under the ticker symbol “CVS.”
Darden Restaurants, Inc. (DRI)
Darden Restaurants, Inc. owns and operates full service restaurants. The company operates a variety of seafood and Italian restaurants in North America under a multitude of brand names.
The company’s common stock is listed on the NYSE under the ticker symbol “DRI.”
EOG Resources, Inc.
EOG Resources, Inc., together with its subsidiaries, explores for, develops, produces, and markets crude oil, and natural gas and natural gas liquids. Its producing areas are in New Mexico and Texas in the United States, the Republic of Trinidad and Tobago, the People's Republic of China and the Sultanate of Oman.
The company’s common stock is listed on the New York Stock Exchange under the ticker symbol “EOG.”
Enterprise Products Partners L.P. (EPD)
Enterprise Products Partners, L.P. provides processing and transportation services to producers and consumers of natural gas liquids. The company generally processes products that are used as feedstocks in petrochemical manufacturing in the production of motor gasoline, and as fuel for residential and commercial heating.
The company’s common limited partnership units are listed on the NYSE under the ticker symbol “EPD.”
Huntington Bancshares Incorporated (HBAN)
Huntington Bancshares Incorporated is a multi-state bank holding company. The company's subsidiaries provide full-service commercial and consumer banking services, mortgage banking, automobile financing, equipment leasing, investment management, trust, brokerage, customized insurance service programs, and other financial products and services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “HBAN."

P-19	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Hewlett Packard Enterprise Company (HPE)
Hewlett Packard Enterprise Company provides information technology solutions. The company offers enterprise security, analytics and data management, applications development and testing, data center care, cloud consulting, and business process services.
The company’s common stock is listed on the NYSE under the ticker symbol “HPE.”
Hancock Whitney Corporation (HWC)
Hancock Whitney Corporation operates bank offices and financial centers. The bank offers financial products and services, such as checking and savings accounts, currency exchange, loans, overdraft facilities, cards, mortgages, investments, treasury management, commercial financing, and online banking services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “HWC.”
Johnson & Johnson (JNJ)
Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world.
The company’s common stock is listed on the NYSE under the ticker symbol “JNJ.”
Leggett & Platt, Incorporated (LEG)
Leggett & Platt, Incorporated manufactures a wide range of engineered products. The company's products include components for bedding, furniture, and other residential furnishings, as well as office and institutional furnishings components, retail store fixtures, and displays, specialty wire products, and automotive seating suspension and lumbar systems.
The company’s common stock is listed on the NYSE under the ticker symbol “LEG.”
Microchip Technology Incorporated (MCHP)
Microchip Technology Incorporated designs, manufactures, and markets microcontrollers, related mixed-signal and memory products, and application development systems for high-volume embedded control applications. The company also designs, develops, and markets linear and mixed-signal, power management, and thermal management products.
The company’s common stock is listed on the Nasdaq under the ticker symbol “MCHP.”
Medtronic plc (MDT)
Medtronic plc develops therapeutic and diagnostic medical products. The company's principal products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, heart valve replacement, malignant and non-malignant pain, and movement disorders.
The company’s common stock is listed on the NYSE under the ticker symbol “MDT.”

P-20	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
Marathon Petroleum Corporation (MPC)
Marathon Petroleum Corporation operates as a crude oil refining company. The company refines, supplies, markets, and transports petroleum products. The company serves customers in the United States.
The company’s common stock is listed on the NYSE under the ticker symbol “MPC.”
National Retail Properties, Inc. (NNN)
National Retail Properties, Inc. is a real estate investment trust. The company acquires, develops, and manages retail properties. The company serves customers in the State of Florida.
The company’s common stock is listed on the NYSE under the ticker symbol “NNN.”
New Residential Investment Corp. (NRZ)
New Residential Investment Corp. is a public real estate investment trust focused on investing in the residential housing sector. The company's investment portfolio includes mortgage servicing-related assets, non-agency securities, residential loans and other related investments.
The company’s common stock is listed on the NYSE under the ticker symbol “NRZ.”
Old Republic International Corporation (ORI)
Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite, and provide risk management services. The company provides services for a variety of coverages in the property and liability, mortgage guaranty, title, and life and health insurance fields.
The company’s common stock is listed on the NYSE under the ticker symbol “ORI.”
PacWest Bancorp (PACW)
PacWest Bancorp is a bank holding company. The company, through its banking subsidiary, offers a wide range of commercial banking services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “PACW.”
PACCAR Inc (PCAR)
PACCAR Inc designs, develops, manufactures, and distributes light, medium, and heavy-duty trucks, and related aftermarket distribution of parts. The company also offers finance and leasing services to its customers and dealers.
The company’s common stock is listed on the Nasdaq under the ticker symbol “PCAR.”
Polaris Inc. (PII)
Polaris Inc. designs, engineers, and manufactures off-road and on-road vehicles. The company produces vehicles including snowmobiles, terrain vehicles, and motorcycles. The company markets its products and related replacement parts and accessories through dealers and distributors located in the United States, Canada, and Europe.
The company’s common stock is listed on the NYSE under the ticker symbol “PII.”

P-21	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
QUALCOMM Incorporated (QCOM)
QUALCOMM Incorporated operates as a multinational semiconductor and telecommunications equipment company. The company develops and delivers digital wireless communications products and services based on CDMA digital technology.
The company’s common stock is listed on the Nasdaq under the ticker symbol “QCOM.”
Starwood Property Trust, Inc. (STWD)
Starwood Property Trust, Inc. is a real estate investment company. The company originates and invests in commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, and other commercial real estate-related debt investments. The company may also invest in residential mortgage loans and residential mortgage-backed securities.
The company’s common stock is listed on the NYSE under the ticker symbol “STWD.”
Telephone and Data Systems, Inc. (TDS)
Telephone and Data Systems, Inc. is a diversified telecommunications company. The company operates primarily in the cellular, local telephone, and personal communications services markets. The company provides telecommunications services throughout the United States.
The company’s common stock is listed on the NYSE under the ticker symbol “TDS.”
Texas Instruments Incorporated (TXN)
Texas Instruments Incorporated operates as a semiconductor design and manufacturing company. The company develops analog integrated circuits and embedded processors.
The company’s common stock is listed on the Nasdaq under the ticker symbol “TXN.”
Texas Roadhouse, Inc. (TXRH)
Texas Roadhouse, Inc. owns and operates a full service restaurant chain in the U.S. The company offers starters, salads, steaks, ribs, dinners, sides, burgers and sandwiches.
The company’s common stock is listed on the Nasdaq under the ticker symbol “TXRH.”
Union Pacific Corporation (UNP)
Union Pacific Corporation is a rail transportation company. The company's railroad hauls a variety of goods, including agricultural, automotive, and chemical products. The company offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways, as well as connects with Canada's rail systems and serves the major gateways to Mexico.
The company’s common stock is listed on the NYSE under the ticker symbol “UNP.”
United Parcel Service, Inc. (UPS)
United Parcel Service, Inc. delivers packages and documents throughout the United States and in other countries and territories. The company also provides global supply chain services and less-than-truckload transportation, primarily in the U.S.
The company’s common stock is listed on the NYSE under the ticker symbol “UPS.”

P-22	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
VICI Properties Inc. (VICI)
VICI Properties Inc. is a real estate investment trust that owns a portfolio of gaming, hospitality and entertainment destinations, including Caesars Palace.
The company’s common stock is listed on the NYSE under the ticker symbol “VICI.”
Welltower Inc. (WELL)
Welltower Inc. is a real estate investment trust. The company invests in senior housing and health care real estate properties.
The company’s common stock is listed on the NYSE under the ticker symbol “WELL.”
Walmart Inc. (WMT)
Walmart Inc. operates discount stores, supercenters, and neighborhood markets. The company offers merchandise such as apparel, house wares, small appliances, electronics, musical instruments, books, home improvement, shoes, jewelry, toddler, games, household essentials, pets, pharmaceutical products, party supplies, and automotive tools.
The company’s common stock is listed on the NYSE under the ticker symbol “WMT.”
Wintrust Financial Corporation (WTFC)
Wintrust Financial Corporation is a multi-bank holding company providing community-based banking services in various suburbs of Chicago, Illinois. The company provides a variety of commercial and personal financial services to individuals, businesses, local governmental units, and institutions.
The company’s common stock is listed on the Nasdaq under the ticker symbol “WTFC.”
Zions Bancorporation, National Association (ZION)
Zions Bancorporation, National Association is a bank holding company that operates full-service banking offices in western United States. The company also offers an array of investment, mortgage, insurance, and electronic commerce services.
The company’s common stock is listed on the Nasdaq under the ticker symbol “ZION.”

P-23	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated October 18, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”  References in that section of the product supplement to Morrison & Foerster LLP shall be deemed to refer to Ashurst LLP.
In the opinion of our counsel, Ashurst LLP, it would generally be reasonable to treat the Notes as a pre-paid cash-settled contingent income-bearing derivative contract linked to the Reference Stocks for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.
Although the U.S. federal income tax treatment of the interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such interest payments (including any interest payments made on or with the maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting.
We refer you to the discussion in the product prospectus supplement dated October 18, 2018 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Potential Application of Section 1260 of the Internal Revenue Code” for the consequences that may result under Section 1260 of the Code, including the possible recharacterization as ordinary income of any long-term capital gain (the “Excess Gain”) recognized by a U.S. holder in respect of a Note and the possible interest charge applicable to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion for such U.S. holder in taxable years prior to the taxable year of the sale or maturity of the Notes. Certain Reference Stocks in the Basket are the types of financial assets described under Section 1260 of the Code, and we note that the consequences arising under Section 1260 of the Code may apply to the Notes by reference to such Reference Stocks. Prospective investors are urged to consult with their tax advisors regarding the potential application of Section 1260 of the Code to their investment in the Notes.
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to Notes that are issued as of the date of this pricing supplement if such Notes are “delta-one” instruments. Based on our determination that the Notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the Notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.
The accompanying product prospectus supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.
Moreover, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes.  If investors that are not “United States persons” for U.S. federal income tax purposes acquire any Notes, such investors may incur U.S. tax obligations as a result of owning such Notes.

P-24	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We, either ourselves or through RBCCM as agent, have entered into an arrangement with Raymond James, in which Raymond James will act as an agent in connection with the distribution of the Notes.  Such distribution may occur on or subsequent to the issue date.  The Notes sold by Raymond James to investors will be offered at the issue price of $1,000 per Note.  Raymond James will receive the compensation set forth on the cover page of this pricing supplement.
We expect that delivery of the Notes will be made against payment for the Notes on or about September 22, 2021, which is the third business day after the Trade Date.  See “Plan of Distribution” in the prospectus dated September 7, 2018. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 7, 2018.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Each of RBCCM, Raymond James and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Each of RBCCM, Raymond James and any other broker-dealer offering the Notes have not offered, sold or otherwise made available and will not offer, sell or otherwise make available any of the Notes to, any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the "FSMA") and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.  Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "UK PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

P-25	RBC Capital Markets, LLC

Notes Linked to Raymond James Securities Selections
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be included in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our costs to distribute and structure the Notes, and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-26	RBC Capital Markets, LLC